Exhibit 99.1
Martin Midstream Partners L.P. Announces
Pricing of Public Offering of Common Units
KILGORE, Texas, August 12, 2010 (GlobeNewswire via COMTEX News Network) —Martin Midstream Partners L.P. (NASDAQ: MMLP) (the “Partnership”) announced today that it has priced its previously announced public offering of 1,000,000 of its common units. The closing of the offering is expected to occur on August 17, 2010, subject to satisfaction of customary closing conditions. Estimated net proceeds from the offering will be used by the Partnership to redeem from subsidiaries of Martin Resource Management Corporation, which owns the Partnership’s general partner, an aggregate number of Partnership common units equal to the number of common units issued in the offering. RBC Capital Markets is the underwriter for the offering. The Partnership has granted the underwriter a 30-day option to purchase up to an additional 150,000 common units to cover any over-allotments in connection with the offering.
The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from the following address:
RBC Capital Markets Corporation
Attention: Equity Syndicate
3 World Financial Center
200 Vesey Street, 8th Floor
New York, NY 10281-8098
Telephone: 1-877-822-4089
You may also obtain these documents for free when they are available by visiting EDGAR on the SEC web site at www.sec.gov.
The common units are being offered pursuant to an effective registration statement that the Partnership previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement.
About Martin Midstream Partners
The Partnership is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas gathering and processing and NGL distribution services; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and marine transportation services for petroleum products and by-products.
Forward-Looking Statements
Statements about the Partnership’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities

Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While the Partnership believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Additional information concerning the Partnership is available on its website at www.martinmidstream.com, or
Joe McCreery,
Vice President — Finance & Head of Investor Relations,
Martin Midstream Partners L.P.
Phone: (903) 812-7989
joe.mccreery@martinmlp.com